Exhibit (g)(ix)

AMENDMENT NO. 2 TO CUSTODIAN AGREEMENT

AMENDMENT AGREEMENT, effective as of April 12, 2010, by and among WILLIAM BLAIR FUNDS, a Delaware statutory trust (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated October 1, 1999, as amended, modified and supplemented from time to time (the “Custodian Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Custodian under the Custodian Agreement;

WHEREAS, the Fund has requested that State Street amend the Custodian Agreement and State Street has agreed to do so as an accommodation to the Fund notwithstanding that as amended, the Custodian Agreement is not identical to the form of custodian agreement customarily entered into by State Street as custodian, in order that the services to be provided to the Fund on behalf of its Portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund; and

WHEREAS, the Fund and State Street desire to amend the Custodian Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1)	Amendment of Custodian Agreement.

a)	Section 16.1 of the Custodian Agreement is hereby amended by deleting such Section 16.1 in its entirety and by inserting in lieu thereof, the following:

“This agreement shall remain in effect until July 31, 2013 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall continue until terminated by either party upon one hundred-twenty (120) days prior written notice to the other party.

Either party may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within ninety (90) days of receipt of such notice.”

2.	Miscellaneous.

a)	Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

WILLIAM BLAIR FUNDS

By:	/s/ Colette M. Garavalia
Name:	Colette M. Garavalia
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael Rogers
Name:	Michael Rogers
Title:	Executive Vice President